INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

Filed by the registrant       /x/
Filed by a party other than the registrant        / /
Check the appropriate box:

/ /  Preliminary proxy statement

/x/  Definitive proxy statement

/ /  Definitive additional materials

/ /  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12


                               AVON PRODUCTS, INC.
------------------------------------------------------------------------------
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               AVON PRODUCTS, INC.
------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

/x/  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or Rule
     14a-6(i)(2).

/ /  $500 per each party per Exchange Act Rule 14a-6(i)(3), or Rule
     14a-6(i)(2).

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

[AVON LOGO]
                                                  Avon Products, Inc.
                                                  Nine West Fifty Seventh Street
                                                  New York, NY 10019-2683
                                                  Tel. 212 546 6015

                                           March 25, 1996

Dear Shareholder:

     You are cordially invited to attend the 1996 Annual Meeting of Shareholders, which will be held at 10:00 a.m. on Thursday, May 2, 1996 in the Grand Salon at the Essex House, 160 Central Park South, New York City.

     The business and operations of Avon will be reviewed at the Annual Meeting. We hope that you will be able to attend.

     Whether or not you plan to attend the Annual Meeting, please complete, sign, date and return the enclosed proxy card in the enclosed postage-prepaid envelope so that your shares will be voted at the meeting.

                                  Sincerely yours,

                                  [SIGNATURE]

                                  Chairman and Chief Executive Officer

                               AVON PRODUCTS, INC.
                               9 WEST 57TH STREET
                            NEW YORK, NEW YORK 10019

                                   ----------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

     The 1996 Annual Meeting of Shareholders of Avon Products, Inc. ("Avon") will be held in the Grand Salon at the Essex House, 160 Central Park South, New York, New York 10019, on Thursday, May 2, 1996 at 10:00 a.m. for the following purposes:

     (1)  To elect four (4) directors to three-year terms expiring in 1999;

     (2)  To elect two (2) directors to two-year terms expiring in 1998;

     (3) To act upon a proposal to effect a 2-for-1 stock split by amending the Certificate of Incorporation to change each authorized share of capital stock, par value $.50 per share, into two shares of capital stock, par value $.25 per share.

     (4) To act upon a proposal to ratify the appointment of Coopers & Lybrand L.L.P. as Avon's independent accountants for 1996;

     (5) To transact such other business as properly may come before the meeting.

     The Board of Directors has fixed the close of business on March 18, 1996 as the record date for the purpose of determining the shareholders who are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

            PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED
              PROXY CARD IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

                                                      Ward M. Miller, Jr.
                                                     Senior Vice President,
                                                 General Counsel and Secretary

March 25, 1996
New York, New York

                               AVON PRODUCTS, INC.
                               9 West 57th Street
                            New York, New York 10019

                                   ----------

                                 PROXY STATEMENT

     This Proxy Statement is furnished by and on behalf of the Board of Directors of Avon Products, Inc. ("Avon" or the "Company") in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders of the Company to be held on May 2, 1996 in the Grand Salon at the Essex House, New York, New York 10019 and at any adjournment or postponement thereof (the "Annual Meeting"). This Proxy Statement and the enclosed proxy card will be first mailed on or about March 26, 1996 to the shareholders of record of Avon on the Record Date, as defined below (the "Shareholders").

     THE BOARD OF DIRECTORS URGES YOU TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

                             SHARES ENTITLED TO VOTE

     Proxies will be voted as specified by Shareholders. Unless contrary instructions are specified, if the enclosed proxy card is executed and returned (and not revoked) prior to the Annual Meeting, the Shares represented thereby will be voted FOR election as directors of the nominees listed in this Proxy Statement, FOR approval of the proposed amendment to the Certificate of Incorporation to effect a 2-for-1 stock split and FOR ratification of the appointment of Coopers & Lybrand L.L.P. as Avon's independent accountants for 1996. The submission of a signed proxy will not affect a Shareholder's right to attend, and to vote in person at, the Annual Meeting. Shareholders who execute a proxy may revoke it at any time before it is voted by filing a written revocation with the Secretary of Avon, executing a proxy bearing a later date or attending and voting in person at the Annual Meeting.

     Only Shareholders of record as of the close of business on March 18, 1996 (the "Record Date") will be entitled to vote at the Annual Meeting. As of the close of business on the Record Date, there were 67,115,950 shares of Avon's common stock, par value $.50 per share ("Common Stock"), outstanding ("Shares"). Holders of Shares are entitled to vote cumulatively for the election of directors and to cast one vote per Share on all other matters.

     According to New York law, any corporate action taken at a shareholders meeting is based on the votes cast. "Votes cast" means the votes actually cast "for" or "against" a particular proposal, whether by signed proxy or in person. Therefore, under New York law, abstentions and broker non-votes are not considered in determining whether a proposal is approved by shareholders. Directors are elected by a plurality of the votes cast; shareholder approval of each other proposal to be considered at the Annual Meeting requires the affirmative vote of a majority of the votes cast at the Annual Meeting.

     In accordance with Company policy, all shareholder proxies, ballots and voting materials that identify the votes of specific shareholders will be kept permanently confidential, except as may be required by law, for all matters other than contested elections. In addition, all proxy cards and other voting materials will be returned by shareholders to an independent vote tabulator, and the tabulation process and results of shareholder votes will be inspected by independent inspectors of election.

                    PROPOSALS 1 AND 2--ELECTION OF DIRECTORS

     The Board of Directors is divided into three classes. Effective from and after the date of the Annual Meeting, the Board has fixed the number of directors at 13, with four directors in the class whose term expires in 1999 (the "Class of 1999"), five directors in the class whose term expires in 1998 (the "Class of 1998") and four directors in the class whose term expires in 1997 (the "Class of 1997"). Board members serve three-year terms unless otherwise specified. The terms of four current directors, Brenda C. Barnes, Charles S. Locke, Ann S. Moore and James E. Preston, will expire at the Annual Meeting. Mr. Daniel B. Burke, whose term expires in 1998, has elected to retire as of the date of the 1996 Annual Meeting. The terms of the other incumbent directors will continue until either the 1997 or 1998 Annual Meeting. At the Annual Meeting, Shareholders will elect four members to the Class of 1999 and two members to the Class of 1998. The elections to the different classes will be conducted as two separate elections. The Board of Directors has nominated Brenda C. Barnes, Charles S. Locke, Ann S. Moore and James E. Preston for election to the Class of 1999 at the Annual Meeting, each to serve for a three-year term to expire at the 1999 Annual Meeting, and the Board of Directors has nominated Edward T. Fogarty and Charles R. Perrin for election to the Class of 1998, each to serve for a two-year term to expire at the 1998 Annual Meeting.

     All Shares represented by properly executed proxies received in response to this solicitation will be voted for the election of directors as specified therein by the Shareholders. Unless otherwise specified in the proxy, it is the intention of the persons named on the enclosed proxy card to vote FOR the election of Brenda C. Barnes, Charles S. Locke, Ann S. Moore and James E. Preston to the Class of 1999 and FOR the election of Edward T. Fogarty and Charles R. Perrin to the Class of 1998. Each nominee of the Company has consented to serve as a director of the Company if elected. If at the time of the Annual Meeting any nominee is unable or declines to serve as a director, the discretionary authority provided in the enclosed proxy card may be exercised to vote for a substitute candidate designated by the Board of Directors. The Board of Directors has no reason to believe that any of its nominees will be unable or decline to serve as a director.

     Shareholders may withhold their votes from the entire slate of nominees by so indicating in the space provided on the enclosed proxy card. Shareholders may withhold their votes from any particular nominee by writing that nominee's name in the space provided for that purpose on the enclosed proxy card.

     In voting for the election of directors, Shareholders are entitled to vote cumulatively. Each Shareholder is entitled to cast in each election the number of votes equal to the number of Shares held of record by such person, multiplied by the number of directors to be elected in such election. Because the election of directors to the Class of 1999 and the election of directors to the Class of 1998 are two separate elections, Shareholders are entitled to cumulate votes with respect to the election of directors to the Class of 1999, but they may not cumulate votes they are entitled to cast for the election of directors to the Class of 1999 with the votes they are entitled to cast for the election of directors to the Class of 1998, nor vice versa. In the election of four directors to the Class of 1999, Shareholders will be entitled, under cumulative voting, to a total of four votes per Share held of record by them, and they may cast all of such votes in this election for a single nominee, or distribute them among any two or more nominees, as they see fit. Similarly, in the election of two directors to the Class of 1998, Shareholders will be entitled, under cumulative voting, to a total of two votes per share held of record by them, and they may cast all of such votes in this election for a single nominee, or distribute them between the two nominees, as they see fit. Shareholders may (but need not) cumulate their votes in the election of directors by indicating the distribution of their votes among the nominees in the space provided on the enclosed proxy card. If votes are not so distributed on the proxy, the persons appointed therein may exercise the right to vote the Shares represented by such proxy cumulatively in such Class election and may distribute the votes represented by such proxy among one or more of the nominees listed below (or any substitute candidates) for such Class in any manner they see fit.

     Set forth below is certain information furnished to the Company by each nominee and each director continuing in office after the Annual Meeting.

     YOUR BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION AS DIRECTORS OF THE NOMINEES LISTED BELOW.

     NOMINEES FOR THE BOARD OF DIRECTORS FOR THREE-YEAR TERM EXPIRING 1999

          BRENDA C. BARNES
          Director of Avon since 1994   Age: 42

          Ms. Barnes is President and Chief Executive Officer of Pepsi-Cola North America, a division of PepsiCo, having previously been the Chief Operating Officer of that division from July 1994 to March 1996. She is responsible for the beverage business in the United States and
[PHOTO] Canada, including production, sales and distribution. Ms. Barnes has held sales, marketing and general management positions at Wilson Sporting Goods, Frito-Lay and Pepsi-Cola in her 20 years with PepsiCo. She is a director of Delta Beverages and is on the Board of Trustees for Augustana College.

--------------------------------------------------------------------------------

          CHARLES S. LOCKE
          Director of Avon since 1986   Age: 67

          Mr. Locke retired in 1994 as Chairman of the Board, Chief Executive Officer and a director of Morton International, Inc., a manufacturer and marketer of specialty chemicals, automotive inflatable restraint systems and salt, which was formed in 1989. From 1980 to 1989, Mr.
[PHOTO] Locke was Chairman of the Board, Chief Executive Officer and a director of its predecessor company, Morton Thiokol, Inc. Mr. Locke is a director of NICOR, Inc. and its subsidiary, Northern Illinois Gas Company, Thiokol Corporation and Whitman Corporation. He was an Avon director from 1980 to 1985 and has served again on the Board since August 1986.

--------------------------------------------------------------------------------

          ANN S. MOORE
          Director of Avon since 1993   Age: 45

          Mrs. Moore was appointed publisher of People Magazine in July 1991 and President in September 1993, assuming executive responsibility for all magazine operations of the Time Inc. weekly. Mrs. Moore joined Time Inc. in 1978 in Corporate Finance. Since then, she has held consumer
[PHOTO] marketing positions at Sports Illustrated, Fortune, Money and Discover, moving to general management of Sports Illustrated in 1983 and becoming founding publisher of Sports Illustrated for Kids in 1989. She serves on the boards of a number of non-profit organizations, including Gilda's Club, a social and emotional support community for families with cancer.

--------------------------------------------------------------------------------

          JAMES E. PRESTON
          Director of Avon since 1977   Age: 62

          Mr. Preston was elected Chairman of the Board of the Company in January 1989 and has been Chief Executive Officer since 1988, holding the additional position of President from that time until November 1993. He joined the Company in 1964. Mr. Preston serves on the boards of The Reader's Digest Association, Inc., Woolworth Corporation and the ARAMARK Corporation. In addition, he serves on the board of The
[PHOTO] Business Council of New York State, the American Woman's Economic Development Corporation, Catalyst, The Salvation Army of Greater New York Advisory Board and the Board of Trustees of Spelman College. Mr. Preston is also a member of the New York City Partnership and Chamber of Commerce. He is a past Chairman of the Direct Selling Association and the Cosmetic, Toiletry and Fragrance Association and continues to be active in both organizations.

================================================================================

          NOMINEES FOR BOARD OF DIRECTORS FOR TWO-YEAR TERM EXPIRING 1998

          EDWARD T. FOGARTY
          Director of Avon since 1995   Age: 59

          Mr. Fogarty has been President and Chief Executive Officer of Tambrands, Inc., the manufacturer of Tampax tampons, since May 1994. He was President, Colgate USA/Canada/Puerto Rico, for the
[PHOTO] Colgate-Palmolive Company from 1989-1994. From 1983-1989, he was Senior Vice President and General Manager, Consumer Products Division, at Corning Inc. Mr. Fogarty is a director of Tambrands, Inc. and Grocery Manufacturers of America.

--------------------------------------------------------------------------------

          CHARLES R. PERRIN             Age: 50

          Mr. Perrin is Chairman of the Board of Directors of Duracell International, Inc., a manufacturer of batteries, and has been its Chief Executive Officer since 1994. He joined Duracell in 1985, becoming President of Duracell North America in 1988 and President and
[PHOTO] Chief Operating Officer in 1992. Prior to 1985 he had held a series of sales, marketing and general management positions with Chesebrough Ponds, Inc., and previously was with General Foods Corporation. Mr. Perrin is a director of Danbury Hospital and Datahr Rehabilitation Institute.

================================================================================

          MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE--TERM EXPIRING 1998

          RICHARD S. BARTON
          Director of Avon since 1994   Age: 47

          Mr. Barton is President, United States Customer Operations of Xerox Corporation, which manufactures, markets and services document processing products and systems. Mr. Barton was appointed to this position in October 1993 after two years as President, Chairman and Chief Executive Officer of Xerox Canada Inc. He joined Xerox in 1971
[PHOTO] as a sales representative and held a number of field and regional sales positions, becoming Executive Assistant to the President of Xerox in 1985 and later Vice President, Marketing Operations for the United States Marketing Group. Mr. Barton is a director of the American Management Association, U.S. Chamber of Commerce and LiveWorks, Inc., a wholly-owned subsidiary of Xerox Corporation.

--------------------------------------------------------------------------------

          STANLEY C. GAULT
          Director of Avon since 1985   Age: 70

          Mr. Gault has been Chairman of the Board of The Goodyear Tire & Rubber Company, a manufacturer of tires, chemicals, polymers, plastic film and other rubber products, since June 1991, having also been its Chief Executive Officer from 1991-1995. Previously, he was Chairman of the
[PHOTO] Board and Chief Executive Officer of Rubbermaid Incorporated from May 1, 1980 to May 1, 1991. He also is a director of International Paper Company, PPG Industries, Inc., Rubbermaid Incorporated, The Timken Company and the New York Stock Exchange, Inc. He is a trustee and Chairman of the Board of The College of Wooster and a director of the National Association of Manufacturers.

--------------------------------------------------------------------------------


          GEORGE V. GRUNE
          Director of Avon since 1991   Age: 66

          Mr. Grune is currently Chairman of Dewitt Wallace-Reader's Digest Fund and the Lila Wallace-Reader's Digest Fund. He retired as Chairman of the Board and a director of the Reader's Digest Association, Inc., in
[PHOTO] July 1995, having also been its Chief Executive Officer from 1984 to 1994. He had been with this global publisher and direct mail marketing company since 1960. Mr. Grune is a director of CPC International Inc., Chemical Banking Corporation and Federated Department Stores, Inc. He is the Chairman of the Boys & Girls Clubs of America, Inc.

================================================================================

          MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE--TERM EXPIRING 1997

          REMEDIOS DIAZ OLIVER
          Director of Avon since 1992   Age: 57

          Mrs. Diaz Oliver has been President and Chief Executive Officer of All American Containers, Inc., which is engaged in the sale and distribution of glass, plastic and metal containers and closures, since October 1991. Prior thereto, Mrs. Diaz Oliver founded and was the Chief Executive Officer and President of American International
[PHOTO] Container, Inc. from 1977 to 1991. Mrs. Diaz Oliver is a director of U.S. West, Inc., Barnett Banks, Inc., Barnett Banks of South Florida, Florida Chamber of Commerce, American Cancer Society, Infants In Need, Jackson Memorial Trauma Center, University of Miami-School of Medicine (Carlos J. Finlay), National Hispanic Leadership Agenda, Linda Ray Center, Women in International Trade and Hamilton Foundation.

--------------------------------------------------------------------------------

          JOSEPH A. RICE
          Director of Avon since 1982   Age: 71

          Mr. Rice is the former Chairman and Chief Executive Officer of Irving Bank Corporation and its major subsidiary, Irving Trust Company, which was merged with The Bank of New York in December 1988. Mr. Rice was elected President of Irving Bank Corporation in January 1975 and
[PHOTO] Chairman in January 1984. He was elected President of Irving Trust Company in July 1974 and Chairman in January 1984. Mr. Rice is a director of Apache Corporation. In addition, he serves on the boards of the John Simon Guggenheim Memorial Foundation, Historic Hudson Valley, Institutes of Religion and Health and the Sky Club, and is a member of the Council on Foreign Relations.

--------------------------------------------------------------------------------

          EDWARD J. ROBINSON
          Director of Avon since 1992   Age: 55

          Mr. Robinson was elected President and Chief Operating Officer in November 1993 and a member of the Board of Directors of the Company in May 1992. Mr. Robinson had been Vice Chairman, Chief Financial and Administrative Officer of the Company since May 1992. He joined the Company in April 1989 as Executive Vice President and Chief Financial Officer. Immediately prior to joining Avon, he had served as Executive Vice President-Finance and Chief Financial Officer of RJR Nabisco,
[PHOTO] Inc. since October 1987. Mr. Robinson was associated with RJR Nabisco, Inc. and its predecessor companies, Nabisco Brands, Inc. and Standard Brands Incorporated, for 16 years serving in a number of senior financial positions, including Controller, Treasurer or Chief Financial Officer. Mr. Robinson currently serves on the Board of Trustees of Iona College where he is also a member of the Finance and Investment Committees. Mr. Robinson also serves as a National Trustee of the Boys & Girls Clubs of America, Inc.

--------------------------------------------------------------------------------

          CECILY CANNAN SELBY, Ph.D.
          Director of Avon since 1972   Age: 69

          Dr. Selby is president of CCS, Ltd., a consulting firm, and Adjunct Professor of Science Education and the former Chair of the Department of Mathematics, Science and Statistics Education at New York University, which she joined in 1984. Dr. Selby is a member of the President's Council of the New York Academy of Sciences; Vice
[PHOTO] President, New York Hall of Science; trustee of Woods Hole Oceanographic Institution and trustee of Girls, Incorporated. She is a former director of RCA Corporation, the National Broadcasting Company and the National Education Corporation, and former Chair of the Board of Advisors and Academic Dean of the North Carolina School of Science and Mathematics, and former trustee of Radcliffe College and the Massachusetts Institute of Technology.

================================================================================

                  INFORMATION CONCERNING THE BOARD OF DIRECTORS

     The Company's Board of Directors held eight meetings in 1995. The Board has the following regular committees: Audit Committee, Compensation Committee, Finance Committee and Nominating and Directors' Activities Committee. No director attended less than 75% of the aggregate number of meetings of the Board and the Board Committees on which he or she served.

     The Audit Committee, composed of Joseph A. Rice, as Chair, Charles S. Locke, Ann S. Moore and Cecily C. Selby, met three times in 1995. The responsibilities of the Audit Committee include, in addition to such other duties as the Board may specify: (i) making recommendations to the Board with respect to the appointment of independent accountants; (ii) reviewing the timing and scope of the independent accountants' audit examination and the related fees; (iii) reviewing the audit results, including any material comments on internal controls or accounting matters by the Company's independent accountants and the Company's responses thereto; (iv) reviewing the periodic comments and recommendations of the Company's independent accountants and the Company's responses thereto;(v) reviewing the scope and effectiveness of internal auditing activities; (vi) reviewing and making recommendations to the Board with respect to material changes in accounting policies and procedures; (vii) reviewing the procedures designed to assure compliance by Company employees with the Company's policy on standards of business conduct; (viii) reviewing the internal accounting controls with the Company's financial management; (ix) monitoring the Company's compliance with environmental rules and regulations; and (x) meeting with the independent accountants, internal auditors and Company management at least three times per year.

     The Compensation Committee, composed of Charles S. Locke, as Chair, Brenda
C. Barnes, Daniel B. Burke and George V. Grune, met four times in 1995. The responsibilities of the Compensation Committee include, in addition to such other duties as the Board may specify: (i) reviewing management's recommendations for compensation of officers of the Company and its affiliates and approving such compensation for all senior officers of the Company;(ii) making recommendations to the Board with respect to compensation for any employee of the Company who also is a director of the Company; (iii) reviewing and approving (or recommending to the Board for approval) the adoption, modification or amendment of employee benefit plans; (iv) reviewing and approving (or recommending to the Board for approval) incentive plans for all officers and key employees of the Company, and approving awards under those plans for all senior officers of the Company; (v) reviewing and approving (or recommending to the Board for approval) awards under the Company's 1993 Stock Incentive Plan; (vi) reviewing the existing compensation and benefit plans for employees and making recommendations to the Board with respect to changes where warranted; and (vii) reviewing the Company's management development and succession planning programs.

     The Finance Committee, composed of Stanley C. Gault, as Chair, Richard S. Barton, Daniel B. Burke and Remedios Diaz Oliver, met twice in 1995. The responsibilities of the Finance Committee include, in addition to such other duties as the Board may specify: (i) reviewing with management on a regular basis the financial matters of the Company and its subsidiaries, including capital needs, credit ratings, funding activities and investment of surplus funds; (ii) studying proposed actions in connection with financial strategy and procedures and making recommendations to the Board as appropriate; (iii) reviewing the financial terms of proposed acquisitions and sales or other dispositions of divisions or subsidiaries of the Company and making recommendations to the Board as appropriate; (iv) reviewing proposals for and making recommendations to the Board with respect to all offerings of the Company's equity securities; (v) reviewing the funding programs of the Company and providing guidance and general parameters for the Company's debt and lease commitments; (vi) reviewing, approving and recommending Board action with respect to total permitted indebtedness; and (vii) reviewing the management of the Company's employee benefit trust funds.

     The Nominating and Directors' Activities Committee, composed of George V. Grune, as Chair, Remedios Diaz Oliver, Ann S. Moore and Joseph A. Rice, met three times in 1995. The responsibilities of the Nominating and Directors' Activities Committee include, in addition to such other duties as the Board may specify, reviewing and making presentations and recommendations to the Board with respect to: (i) Board policies regarding the size and composition of the Board and qualifications for Board membership; (ii) prospective candidates for Board membership; (iii) candidates to fill vacancies on the Board that occur between annual meetings of shareholders; (iv) the slate of nominees for director to be proposed for election by shareholders at annual meetings; (v) the number of Board committees and their composition; and (vi) changes or additions to Board and committee procedures. Shareholders may submit nominations of candidates for election to the Board of Directors. Additional information regarding the shareholder nomination procedure will be provided upon request to the Secretary of the Company.

     Directors who are officers or employees of the Company or any subsidiary of the Company receive no remuneration for services as directors. Each other director receives $40,000 per year (the "Annual Retainer") for serving as a director, a fee of $1,000 for each special meeting of the Board of Directors and each committee meeting attended, and an annual retainer of $3,000 for acting as Chair of any committee of the Board. The Company has adopted a compensation plan for its non-management directors permitting them by individual election to defer all or a portion of their fees. The value of such deferred fees, depending upon elections made by such director, increase or decrease proportionately with the price of the Common Stock or earn interest at a rate no lower than the average annual yield on 30 year U.S. Treasury bonds.

     The Company provides a Retirement Plan for non-management directors. Under the provisions of this plan, non-management directors who retire with a minimum of five years' service on the Board will receive annually 100% of their Annual Retainer for a period of time equal to their years of Board service.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1995, the following persons served on the Compensation Committee:
Brenda C. Barnes, Daniel B. Burke, George V. Grune and Charles S. Locke. Prior to August 1995, Mr. Grune was a director of The Reader's Digest Association, Inc., of which James E. Preston, an executive officer of the Company, has been a director since July 1994.

                               OWNERSHIP OF SHARES

     The following table sets forth certain information as of February 29, 1996 regarding the amount of Common Stock beneficially owned by each director and director nominee of Avon, each named executive (as defined in the introduction to the Summary Compensation Table), all directors and executive officers of Avon as a group and all persons known to Avon who beneficially own more than five percent of the outstanding shares of Common Stock. All shares shown in the table reflect sole voting and investment power except as otherwise noted.

                                                                  Amount and Nature of     Percent
                 Name of Beneficial Owner                         Beneficial Ownership    of Class
                 ------------------------                         --------------------   ---------
Oppenheimer Group, Inc. (1) .....................................        7,322,091          10.79
Brinson Partners, Inc. (2) ......................................        4,685,300           6.80
Putnam Investments, Inc. (3) ....................................        4,358,125           6.40
Richard S. Barton ...............................................              100           *
Brenda C. Barnes ................................................            1,000 (4)       *
Daniel B. Burke .................................................            1,000           *
Edward T. Fogarty ...............................................              200           *
Christina Gold ..................................................           17,043 (5)       *
Stanley C. Gault ................................................           10,000           *
George V. Grune .................................................            1,000           *
Charles S. Locke ................................................            1,000           *
Ward M. Miller, Jr. .............................................            5,028 (6)       *
Ann S. Moore ....................................................            1,000 (4)       *
Remedios Diaz Oliver ............................................            1,000 (4)       *
Charles R. Perrin ...............................................            1,000           *
James E. Preston ................................................          180,040 (7)       *
Joseph A. Rice ..................................................            4,579           *
Edward J. Robinson ..............................................           85,381 (8)       *
Cecily C. Selby .................................................            1,100           *
Edwina D. Woodbury ..............................................           12,704 (9)       *
All directors and executive officers as a group (20) ............          351,645 (10)      *

----------

  * Indicates less than 1% of the outstanding Shares, inclusive of shares that may be acquired within 60 days of February 29, 1996 through the exercise of stock options

 (1) The address of Oppenheimer Group, Inc. is Oppenheimer Tower, World Financial Center, New York, New York 10281.

 (2) The address of Brinson Partners, Inc. is 209 South La Salle, Chicago, Illinois 60604.


 (3) The address of Putnam Investments, Inc. is One Post Office Square, Boston, Massachusetts 02109.

 (4) Ms. Barnes, Mrs. Moore and Mrs. Diaz Oliver share with their spouses voting and investment power as to these shares.

 (5) Includes 8,000 shares as to which Mrs. Gold has sole voting but no investment power and 7,333 shares which Mrs. Gold has a right to acquire within 60 days of February 29, 1996 through the exercise of stock options.

 (6) Includes 4,766 shares which Mr. Miller has a right to acquire within 60 days of February 29, 1996 through the exercise of stock options.

 (7) Includes 31,020 shares as to which Mr. Preston disclaims beneficial ownership and 108,332 shares which Mr. Preston has a right to acquire within 60 days of February 29, 1996 through the exercise of stock options.

 (8) Includes 10,000 shares as to which Mr. Robinson has sole voting but no investment power and 53,833 shares which Mr. Robinson has a right to acquire within 60 days of February 29, 1996 through the exercise of stock options.

 (9) Includes 4,000 shares as to which Ms. Woodbury has sole voting but no investment power and 6,999 shares as to which Ms. Woodbury has a right to acquire within 60 days of February 29, 1996 through the exercise of stock options.

(10) Includes 31,020 shares as to which the directors and executive officers as a group disclaim beneficial ownership. Includes 3,000 shares as to which beneficial ownership was shared with others and 194,757 shares which the directors and executive officers as a group have a right to acquire within 60 days of February 29, 1996 through the exercise of stock options.

     Section 16(a) of the Securities Exchange Act of 1934 requires Avon's executive officers, directors and greater than 10% shareholders ("Reporting Persons") to file certain reports ("Section 16 Reports") with respect to beneficial ownership of Avon's equity securities. Based solely on its review of the Section 16 Reports furnished to the Company by its Reporting Persons and, where applicable, any written representation by any of them that no Form 5 was required, all Section 16(a) filing requirements applicable to Avon's Reporting Persons during and with respect to 1995 have been complied with on a timely basis.

                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

     The Compensation Committee of the Board of Directors sets and administers the policies which govern annual and long-term executive compensation. The Committee is composed entirely of outside Directors, whose names are listed following this report.

OVERVIEW OF COMPENSATION PHILOSOPHY AND PROGRAMS

     The Compensation Committee is responsible for the design and implementation of salary and incentive programs for executive officers and other key executives which are consistent with Avon's overall compensation philosophy. Key elements of that philosophy include:

     O Assuring that total compensation levels are competitive with those at peer companies and are commensurate with relative shareholder returns and financial performance.

     O Focusing executives on the financial objectives that support superior total shareholder returns in the form of stock price appreciation and dividends.

     O Emphasizing long-term financial performance and sustained market value creation vs. short-term gains.

     Working with an independent compensation consulting firm, the Company periodically evaluates its key executive positions using internal measures of comparability and relevant peer company market data. In addition, the consulting firm participates with the Committee in the design of the executive compensation program and regularly monitors and reports on performance and pay levels for selected peer companies. These are public companies which compete with Avon in key markets or key channels for customers and executive talent. These companies (the "Peer Companies") are listed in footnote (2) of the performance graph set forth below.

     In accordance with the long-term focus of Avon's pay philosophy, base salary levels for executive officers are targeted to fall slightly below the median of salary levels at Peer Companies. Performance based pay--annual and long-term incentives--is positioned above peer medians and represents a substantial portion of total pay when the Company meets or exceeds aggressive financial and shareholder return objectives.

     The elements of the current compensation program for executive officers and other key employees are further explained below.

BASE SALARY

     The base salaries of executive officers are targeted to fall 10% below the median of the salary levels for comparable officer positions at the Peer Companies. As indicated below, the CEO's salary has been frozen since 1991 and is presently more than 10% below the median base salary for CEOs of the Peer Companies. Base salaries otherwise are not linked to specific Company performance objectives.

ANNUAL INCENTIVE PLAN

     Under the annual management incentive plan, cash bonuses range from 0 to 220% of individual target awards which are set as a percentage of salary by individual and by management level. These bonuses are earned based on the degree of attainment of performance objectives recommended by management and approved by the Committee.

     With respect to most executive officers, 1995 awards were principally based on consolidated net income performance, the target objective for which was exceeded, resulting in a payout of 125% of target. Certain executive officers, however, had their awards principally based on operating income objectives applied to their particular business unit responsibility, rather than the Company as a whole, and some had a portion of their award based on achievement of individual performance objectives. As a consequence, awards as a percent of individual target levels varied among different executive officers ranging from 85.15% to 220% of target.

LONG-TERM INCENTIVE COMPENSATION

     Effective commencing in 1994 the Committee recommended, and the Board of Directors approved, a new Long-Term Incentive Plan ("1994 LTIP"), a "stock incentive program" created pursuant to the 1993 Stock Incentive Plan approved at the Annual Meeting of Shareholders held May 6, 1993. Approximately 375 executives, including all officers, are eligible to participate in the 1994 LTIP. The purpose of the plan is to tie a substantial portion of the participant's compensation to the long-term financial performance of the Company and to align participants' interests with those of the shareholders by providing an equity interest in the Company.

     Awards under this new plan principally consist of two forms of "at risk" compensation, namely stock options and cash based Performance Units. Performance Units will be earned out over the three-year performance period of 1994-96 with cash awards payable in early 1997. Performance objectives are based on cumulative earnings-per-share growth for the performance period with the actual cash payout value of Performance Units determined by the degree to which the objective has been attained or exceeded, ranging from 0% to 200% of the target value of $100 per unit.

     Under the 1994 LTIP, non-qualified stock options are granted annually for a term of ten years at 100% of the market price on the date of grant. An option may not be exercised earlier than one year after the grant date and is thereafter exercisable in cumulative annual portions at the rate of one-third of the total shares covered by the grant. The number of options previously granted to a participant are not considered in determining subsequent grants.

     The deemed value of a stock option grant is based on a formula that assumes a substantial annualized increase in the market value of Company stock over a period of five years following the date of grant, while Performance Units are assumed to have their target cash value. In determining the number of options and Performance Units to be granted to a participant, a ratio of value is established with weighting for stock options ranging from 70% to 75% of total long-term compensation for most executive officers down to 40% for operating business unit executives. In effect, most executive officers have a substantially greater portion of their potential long-term compensation linked to stock price appreciation rather than cash Performance Units.

     Targeted total compensation includes base salary, annual cash bonuses, Performance Units at target and the deemed value of stock options. Such compensation overall places greater emphasis on long-term "at risk" compensation and for executive officers is targeted at 110% of the median for total compensation for comparable officer positions at the Peer Companies.

     The 1994 LTIP also provides that shares of restricted stock may be granted to selected key executives. During 1995, one executive officer received such a grant.

DETERMINATION OF CEO COMPENSATION

     The CEO's 1995 compensation package consisted of base salary of $610,000, an annual cash bonus and a stock option grant for 65,000 shares under the 1994 LTIP. Mr. Preston's annual bonus for 1995 was wholly based on the principal performance objective described above under "Annual Incentive Plan", namely, consolidated net income growth. Accordingly, the Committee approved a bonus award of 125% of target, resulting in an award to Mr. Preston of $381,251.

     Since Mr. Preston became Chairman, shareholder returns have out-performed the S&P 500 and the Peer Companies composite. Cumulative total shareholder returns over the period 1991 to 1995 have been 219%, well in excess of the S&P 500 and Peer Companies returns over the same time period, which were 113% and 131%, respectively. These returns have directly increased the value of all shareholders' investments, as well as the value of Mr. Preston's stock-based awards, thus demonstrating the linkage between his compensation package, approved by this Committee, and overall corporate performance.

     CEO EMPLOYMENT CONTRACT. As discussed below under the caption "Contracts with Executives", the Company entered into an Employment Contract with Mr. Preston effective as of November 1, 1995 ("new contract"), succeeding his prior contract which expired as of that date. Under the new contract Mr. Preston's current salary of $610,000 and current target bonus opportunity of 50% continues to be frozen at those levels through the end of 1996 consistent with the five year salary and bonus percentage freeze agreed upon in exchange for a special option award in 1991. Both his salary and target bonus levels are substantially below the CEO compensation median for the Peer Companies.

     Concurrently with the new contract the Committee awarded Mr. Preston a special stock option grant for 325,000 shares, which options generally cannot be exercised prior to the end of the new contract term in May 1998. The principal purpose of the special grant is to assure that the Company may retain Mr. Preston's full-time services until his age 65 retirement date by means of long term compensation directly tied to the performance of Avon's stock.

LIMITATIONS ON THE DEDUCTIBILITY OF COMPENSATION

     Pursuant to the 1993 Omnibus Budget Reconciliation Act, a portion of annual compensation payable after 1993 to any of the Company's five highest paid executive officers would not be deductible by the Company for federal income tax purposes to the extent such officer's overall compensation exceeds $1 million. Qualifying performance-based incentive compensation, however, is both deductible and excluded for purposes of calculating the $1 million base. The Committee will continue to address this issue when formulating compensation arrangements for executive officers.

                                     Charles S. Locke, Chair
                                     Brenda C. Barnes
                                     Daniel B. Burke
                                     George V. Grune

PERFORMANCE GRAPH

     The following indexed line graph indicates the Company's total return to shareholders for each of the five years ended December 31, 1991 through 1995, as compared to total return to shareholders for the Standard & Poor's 500 Composite Index and an industry composite of Avon peer companies (the "Industry Composite"). The common stocks of the Industry Composite companies have been included on a weighted basis to reflect the relative market capitalization of the companies.

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN(1)
                 AVON, S&P 500 INDEX, AND INDUSTRY COMPOSITE(2)

                 --GRAPHICAL REPRESENTION OF DATA TABLE BELOW--

     Assumes $100 invested on December 31, 1990 in Avon Common Stock, the S&P 500 Index and the Industry Composite. The dollar amounts indicated in the graph above and in the chart below are as of December 31 in the year indicated.

                      1990       1991      1992      1993      1994      1995
                      ----       ----      ----      ----      ----      ----
Avon                  $100.0     $172.4    $213.5    $193.3    $245.2    $319.3
S&P 500                100.0      130.3     140.3     154.3     156.4     213.8
Industry Composite     100.0      141.6     137.1     136.5     158.5     231.6

----------

(1)  Total Return assumes reinvestment of dividends.

(2) Industry Composite includes Carter Wallace, Gillette, Johnson & Johnson, Tambrands, Stanhome, Alberto-Culver, Colgate Palmolive, Kimberly-Clark, Bristol Myers Squibb, Procter & Gamble and Helene Curtis.

                                TABLES AND PLANS

     This section of the proxy statement discloses fiscal 1995 plan and non-plan compensation awarded or paid to, or earned by, the Company's Chief Executive Officer and, of the Company's other executive officers during fiscal 1995, each of the four persons who were most highly compensated in fiscal 1995 (together, these five persons are sometimes referred to as the "named executives").

                           SUMMARY COMPENSATION TABLE

                                         Annual Compensation               Long-term Compensation
                                  ----------------------------------  ---------------------------------
                                                                                  Securities
                                                            Other     Restricted  Underlying  Long-term        All
                                                           Annual        Stock     Options/   Incentive       Other
                                   Salary       Bonus   Compensation    Awards       SARs      Payouts     Compensation
      Name And Position     Year     ($)        ($)(1)       (2)        ($)(3)        (#)        ($)         ($)(4)
      -----------------     ----    -----      -------    ---------    --------     -------   ---------   --------------
James E. Preston .......... 1995    610,000    381,251                     0        390,000       0           56,317
 Chairman and               1994    610,000    440,412                     0         70,000       0           51,971
 Chief Executive Officer    1993    610,000    311,478                     0           0          0           36,878

Edward J. Robinson ........ 1995    523,946    479,665                     0         26,500       0            7,747
 President and              1994    500,000    538,300                     0         30,000       0           16,219
 Chief Operating Officer    1993    421,667    271,976                  490,625        0          0            6,310

Christina A. Gold ......... 1995    308,000    168,036                  445,000       7,000       0          113,249
 Sr. Vice President and     1994    275,000    207,280                     0          7,500       0            9,083
 President, Avon US

Edwina D. Woodbury ........ 1995    257,754    155,217                     0          6,400       0            3,779
 Sr. Vice President and     1994    250,000    156,520                     0          7,300       0            8,109
 Chief Financial Officer

Ward M. Miller, Jr. ....... 1995    240,000    165,768                     0          5,300       0            3,590
 Sr. Vice President,
 General Counsel and
 Secretary

----------

(1) In consideration of a special stock option grant made in 1991, for each of the years 1992-1996, Mr. Preston's annual base salary has been frozen at $610,000 and his target annual bonus opportunity limited to 50% of such base salary. Mr. Robinson's target annual bonus opportunity for 1994 and 1995 was greater than 50% of base salary.

(2) This column would include the value of certain personal benefits only where the value is greater than the lower of $50,000 or 10% of an executive's Salary and Bonus for the year. Such threshold was not exceeded for any of the named executives.

                                              (Footnotes continued on next page)

(3) The following table presents information regarding aggregate holdings of restricted stock at January 3, 1996 for the named executives. Dividends on these shares are paid at the same time as those on the Company's unrestricted stock. In the event of a change of control, all shares of restricted stock would be cashed out.

                                    Holdings of Restricted Shares at 1/3/96
                               ------------------------------------------------
                                   Number of                    Aggregate Market
                                  Restricted    Total Number        Value of
                                Shares Granted  of Restricted  Restricted Shares
Name                            in Fiscal 1995   Shares Held     at 12/31/95(a)
----                           ---------------- --------------  ---------------
Mr. Preston ..................        0               0                 0
Mr. Robinson .................        0            10,000            753,750
Mrs. Gold ....................      8,000           8,000            603,000
Ms. Woodbury .................        0               0                 0
Mr. Miller ...................        0               0                 0

----------

     (a) "Market Value" is determined by reference to the per share closing price on December 31, 1995 ($75.375).

(4) The amounts in this column include the following: (i) Company matching contributions to the Employees' Savings and Stock Ownership Plan and/or Deferred Compensation Plan--Mr. Preston, $9,125; Mr. Robinson, $7,747; Mrs. Gold, $4,620; Ms. Woodbury, $3,779; and Mr. Miller, $3,590; (ii) above-market portion of interest earned on deferred compensation--Mr. Preston, $47,192; (iii) relocation expenses reimbursement--Mrs. Gold, $108,629.

OPTION GRANTS

     This table presents information regarding options that may be exercised to purchase shares of the Company's Common Stock.

                          OPTION GRANTS IN FISCAL 1995

                                                      Individual Grants
                                            -----------------------------------
                                             Number of   % of Total
                                            Securities     Options
                                            Underlying   Granted to
                                              Options     Employees    Exercise                   Grant Date
                                              Granted     in Fiscal      Price    Expiration        Present
                                              (#)(1)       Year(2)      ($/Sh)       Date         Values (3)
                                            ----------   -----------   --------   ----------      ----------
Mr. Preston ..............................    65,000          9.09%    $55.625       2/2/05       $1,206,173
                                             325,000         45.44%     69.375      11/2/05        6,676,130
Mr. Robinson .............................    26,500          3.71%     55.625       2/2/05          491,747
Mrs. Gold ................................     7,000           .98%     55.625       2/2/05          129,896
Ms. Woodbury .............................     6,400           .89%     55.625       2/2/05          118,762
Mr. Miller ...............................     5,300           .74%     55.625       2/2/05           98,349

----------

(1) The indicated options have a term of 10 years and were granted pursuant to the Company's 1993 Stock Incentive Plan. As described in the Compensation Committee Report, Mr. Preston received a special retention grant of 325,000 stock options on November 2, 1995.

(2)  Based on 715,162 options granted in fiscal 1995.

(3) In accordance with Securities and Exchange Commission rules, the Black-Scholes option pricing model was chosen to estimate the Grant Date Present Value of the options set forth in this table. The Company's use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option models require a prediction about the future movement of the stock price. The following assumptions were made for purposes of calculating Grant Date Present Values: option term of ten years, volatility of 20.29% (calculated monthly over the three preceding calendar years), dividend yield of 3.0% and interest rate of 7.77% (ten year Treasury note rate at grant date). The option expiring 11/2/05 assumes a volatility of 22.7% and an interest rate of 6.06%. The real value of the options in this table depends upon the actual performance of the Company's stock during the applicable period and upon when they are exercised.

OPTION EXERCISES AND VALUES

     This table presents information regarding options exercised for shares of the Company's Common Stock during fiscal 1995 and the value of unexercised options held at December 31, 1995. There were no options exercised by the named executives during fiscal 1995.

             AGGREGATED OPTION EXERCISES IN FISCAL 1995 AND 1995 FISCAL YEAR-END OPTION VALUES

                                                    Number of Securities               Values of Unexercised
                                                   Underlying Unexercised                   In-the-Money
                    Shares Acquired     Value       Options at FY-End (#)            Options at FY-End (#)(2)
                     on Exercise      Realized   ----------------------------    -------------------------------
Name                     (#)           ($) (1)   Exercisable    Unexercisable    Exercisable       Unexercisable
----                ---------------   --------   -----------    -------------    -----------       -------------
Mr. Preston ........      0               0         63,333         446,667        1,941,242         4,653,132
Mr. Robinson .......      0               0         35,000          46,500          814,625           980,875
Mrs. Gold ..........      0               0          2,500          12,000           57,187           282,625
Ms. Woodbury .......      0               0          2,433          11,267           55,655           237,733
Mr. Miller .........      0               0          1,500           8,300           34,312           173,300

----------

(1) Value Realized is calculated as follows: [(Per Share Closing Sale Price on Date of Exercise)-(Per Share Exercise Price)] x Number of Shares for Which the Option was Exercised.

(2) Value of Unexercised, In-the-Money Options at 12/29/95 is calculated as follows: [(Per Share Closing Sale Price on 12/29/95)-Per Share Exercise Price)] x Number of Shares Subject to Unexercised Options. The per share closing price of 12/29/95 was $75.375.

                    RETIREMENT, DEATH AND SEVERANCE BENEFITS

     The following table shows the estimated annual retirement allowance for life annuity under the Retirement Plan and the Supplemental Plan (which are defined below) for participants retiring at age 65 whose three-year average compensation and years of service at retirement would be in the classifications shown:

                ESTIMATED ANNUAL RETIREMENT ALLOWANCES AT AGE 65

  Average of Three
   Highest Years'                                                 Years of Creditable Service
Annual Compensation                             ------------------------------------------------------------
 In Last Ten Years                                15           20           25            30           35
-------------------                             -------      -------      -------       -------      -------
 $  200,000 .................................    60,000       80,000      100,000       110,000      120,000
    300,000 .................................    90,000      120,000      150,000       165,000      180,000
    400,000 .................................   120,000      160,000      200,000       220,000      240,000
    500,000 .................................   150,000      200,000      250,000       275,000      300,000
    600,000 .................................   180,000      240,000      300,000       330,000      360,000
    700,000 .................................   210,000      280,000      350,000       385,000      420,000
    800,000 .................................   240,000      320,000      400,000       440,000      480,000
    900,000 .................................   270,000      360,000      450,000       495,000      540,000
  1,000,000 .................................   300,000      400,000      500,000       550,000      600,000
  1,100,000 .................................   330,000      440,000      550,000       605,000      660,000
  1,200,000 .................................   360,000      480,000      600,000       660,000      720,000
  1,300,000 .................................   390,000      520,000      650,000       715,000      780,000
  1,400,000 .................................   420,000      560,000      700,000       770,000      840,000
  1,500,000 .................................   450,000      600,000      750,000       825,000      900,000

     As of December 31, 1995, Mr. Preston had an average three-year compensation of $1,349,478 and 35 years of creditable service; Mr. Robinson had an average three-year compensation of $843,713 and 23 years of creditable service; Mrs. Gold had an average three-year compensation of $370,638 and 26 years of creditable service; Ms. Woodbury had an average three-year compensation of $312,519 and 18 years of creditable service; and Mr. Miller had an average three-year compensation of $248,684 and 3 years of creditable service.

     Benefits under Avon's Employees' Retirement Plan (the "Retirement Plan") are based on the average of a participant's five highest years' compensation during the ten years prior to retirement and the number of years of creditable service, and are offset in part by Social Security benefits. The compensation covered by the Retirement Plan includes base salary, commissions and annual incentive bonuses.

     The Company's Supplemental Executive Retirement Plan (the "Supplemental Plan") will pay to executive officers and certain other selected executives a supplemental pension equal to the difference between the annual amount of a pension calculated under the Supplemental Plan and the amount the participant will receive under the Retirement Plan. The pension benefit calculation under the Supplemental Plan is similar to that under the Retirement Plan except that it takes into account a greater percentage of each participant's final average earnings computed on the basis of the three highest years' compensation during the ten years prior to retirement and is not subject to any offset of Social Security benefits or maximum limitation on qualified plan benefits but is subject to offset by the benefits provided under the Retirement Plan. The Supplemental Plan provides that certain participants (including Messrs. Preston and Robinson) who retire at age 65 (or who retire at age 60 with 15 years of creditable service) will receive a pension benefit which is not less than one-half of his or her final three-year average compensation.

     For purposes of determining benefits and eligibility for benefits under the Supplemental Plan, the Company has granted Mr. Preston 5 additional years of creditable service and Mr. Robinson 16 years of creditable service. The pension benefits payable by Avon to Mr. Robinson will be the higher of (i) the amount calculated utilizing the additional credited service and including the offset of prior benefits earned by Mr. Robinson while in the employ of his former employer or (ii) the benefit amount calculated using his Avon service only. If recognition of Mr. Robinson's service with his former employer is not necessary to qualify him for the pension benefit described in the paragraph above, his pension will not be reduced by the value of the benefits earned with his former employer.

     The Company maintains a supplemental benefits plan (the "SLIP"), participation in which is restricted to approximately 45 corporate and division officers, including the named executives. This plan provides for death benefits ranging from $350,000 to $2,000,000. This death benefit is in addition to the coverage under the Company's group life insurance program. For participants eligible prior to January 1, 1990 (including Messrs. Preston and Robinson), such coverage continues after retirement and provides that in the event of a change of control (as defined in the plan document) of the Company prior to a participant's death, vested participants and participants involuntarily terminated after a change of control will receive a fully-paid whole-life policy, including an appropriate tax reimbursement, with a face amount equal to one-half of the death benefits payable under this plan.

CONTRACTS WITH EXECUTIVES

     The Company currently has employment contracts ("Employment Contracts") with each of the named executives.

     A new Employment Contract with Mr. Preston was executed effective November 1, 1995 succeeding a prior contract which by its terms expired on that date. The term of the new contract will expire as of May 7, 1998, a date which is shortly after Mr. Preston's attainment of age 65, his Normal Retirement Age under the Company's retirement program. Under the new contract Mr. Preston will remain employed on a full time basis as Chairman of the Board until that date, provided that any time subsequent to May 1, 1997 the Board of Directors may elect another officer to concurrently serve as the Company's Chief Executive Officer.

     The Employment Contracts provide that if the executive's employment is terminated without cause, the executive generally shall receive a payment equal to the sum of: (i) the present value of the executive's Base Salary for a period equal to two or three years (depending upon the executive's position at the Company); (ii) continuation of benefits for two or three years (depending upon the executive's position at the Company); and (iii) a bonus payment in an amount not to exceed the executive's target annual bonus for the year of termination. Under the terms of the Employment Contracts, such amounts payable upon termination are generally reduced by any amounts payable under the Company's regular Severance Plan.

     The Employment Contracts also provide that upon the executive's actual or constructive termination of employment other than for cause in connection with the occurrence of certain change of control or potential change of control events (as defined in the Employment Contracts), the executive will receive payment of an amount equal to the sum of: (a) up to three years' salary and bonus, (b) the present value of three years' insurance and fringe benefits, and
(c) the cash-out value of all then outstanding stock options, Restricted Shares and the maximum payout value of their 1994 LTIP Performance Units. Assuming an actual or potential change of control had occurred on January 2, 1996 and with termination of the executives immediately thereafter. Mr. Preston would receive $2,973,753; Mr. Robinson would receive $2,950,791; Mrs. Gold would receive $1,401,405; Ms. Woodbury would receive $1,209,375; and Mr. Miller would receive $1,114,875; plus the amounts referred to in (b) and (c) above.

     The Employment Contracts also provide for reimbursement by the Company of any excise taxes incurred under Section 4999 of the Internal Revenue Code by reason of a change of control, and for any income and excise taxes incurred in connection with such reimbursement. The actual amount of such reimbursements is difficult to determine due to, among other things, (i) the number of variables involved, such as the price of the Common Stock at relevant times and the circumstances and timing of any termination, and (ii) uncertainties regarding the application of the relevant tax rules.

     PROPOSAL 3--AMENDMENT OF CERTIFICATE OF INCORPORATION; STOCK SPLIT

     The Board of Directors proposes and recommends the approval of an amendment to the Company's Certificate of Incorporation which would effect a two-for-one stock split, pursuant to which 200,000,000 shares, $.50 par value, of Common Stock presently authorized would be changed into 400,000,000 shares, $.25 par value. Accordingly, it is proposed to amend the first paragraph of Article III of the Company's Certificate of Incorporation to read as follows:

          "ARTICLE III: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 425,000,000 shares, divided into two classes consisting of 400,000,000 shares of Common Stock, par value $.25 per share (the "Common Stock") and 25,000,000 shares of Preferred Stock, par value $1.00 per share (the "Preferred Stock")."

     If the proposed amendment is adopted, the Company plans to file a Certificate of Amendment of the Certificate of Incorporation to be effective no later than May 15, 1996. Each share of Common Stock, $.50 par value, held of record as of the close of business on the effective date will be changed into two shares of Common Stock, $.25 par value. Outstanding certificates representing shares of Common Stock, $.50 par value, will thereafter represent the same number of shares of Common Stock, $.25 par value, and new certificates representing the additional shares of capital stock, $.25 par value, will be mailed to shareholders entitled thereto as soon as practicable thereafter. Presently outstanding shares of Common Stock should be retained by the holders and should NOT be forwarded to the Company or the Transfer Agent.

     The proposed stock split will increase the number and change the par value of the outstanding shares, but will not affect the relative rights of shareholders. Shareholders will continue to be entitled to preemptive rights.

     The Board of Directors believes that a stock split is in the best interests of shareholders because it will place the market price of the Common Stock in a range more attractive to individual investors and should broaden public interest in such stock.

     As of December 31, 1995, of the 200,000,000 authorized shares of Common Stock, a total of 86,749,056 shares were outstanding, 19,131,822 were held in the Company's treasury and 2,226,812 were reserved for issuance for stock options and other stock incentives authorized by the 1993 Stock Incentive Plan. The additional shares to be authorized for issuance, apart from the stock split, would be available for other corporate purposes but no specific transaction is now contemplated which would result in the issuance of additional shares.

     In the opinion of counsel for the Company, the adoption of the proposed amendment and the issuance of the additional shares in connection with the stock split will result in no gain or loss or any other form of taxable income for United States federal income tax purposes. The laws of jurisdictions other than the United States may impose income taxes on the issuance of the additional shares in connection with the stock split, and shareholders subject to those laws are urged to consult their tax advisors.

     The affirmative vote of the holders of a majority of the outstanding shares of Common Stock authorized to vote thereon is required for adoption of the proposed amendment.

     YOUR BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED SHARES OF COMMON STOCK AND TO DECREASE THE PAR VALUE PER SHARE OF SUCH STOCK.

       PROPOSAL 4--RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     Unless otherwise directed by the Shareholders, proxies will be voted for ratification of the appointment by the Board of Directors, upon the recommendation of the Audit Committee, of Coopers & Lybrand L.L.P., Certified Public Accountants, as independent accountants for the year 1996. Coopers & Lybrand L.L.P. began auditing the accounts of the Company in 1989. If the appointment of Coopers & Lybrand L.L.P. is not ratified by the Shareholders, the Audit Committee will reconsider its recommendation. The Company is informed that no member of Coopers & Lybrand L.L.P. has any direct or any material indirect financial interest in the Company or any of its subsidiaries. A member of the firm will be present at the Annual Meeting to answer appropriate questions and to make a statement if he or she desires.

     With respect to the proposal to ratify the appointment of Coopers & Lybrand L.L.P. as independent accountants, Shareholders may direct that their votes be cast for or against such proposal, or may abstain, by marking the appropriate box on the proxy card.

     YOUR BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF COOPERS & LYBRAND L.L.P. AS INDEPENDENT ACCOUNTANTS FOR THE YEAR 1996.

                                  OTHER MATTERS

     The Board of Directors knows of no other matters to be brought before the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment.

                             SOLICITATION OF PROXIES

     The cost of the solicitation of proxies on behalf of Avon will be borne by Avon. Directors, officers and other employees of Avon may, without additional compensation except reimbursement for actual expenses, solicit proxies by mail, in person or by telecommunication. In addition, Avon has retained Morrow & Co., Inc. at a fee estimated not to exceed $15,000, plus reasonable out-of-pocket expenses, to assist in the solicitation of proxies. Avon will reimburse brokers, fiduciaries, custodians and other nominees for out-of-pocket expenses incurred in sending Avon's proxy materials to, and obtaining instructions relating to such materials from, beneficial owners.

                  SHAREHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

     Any proposal that a Shareholder may desire to have included in the Company's proxy material for presentation at the 1997 Annual Meeting must be received by the Company at Avon Products, Inc., 9 West 57th Street, New York, New York 10019, Attention: Secretary, on or prior to November 25, 1996.

     Upon the written request of any Shareholder to the Shareholder Relations Department (Attention: Marilyn Reynolds) at the address listed above (telephone number 212-546-6786/6788), the Company will provide without charge a copy of its Annual Report on Form 10-K for 1995, as filed with the Securities and Exchange Commission.

                                  By Order of the Board of Directors

                                  Ward M. Miller, Jr.
                                  Senior Vice President,
                                  General Counsel and Secretary

March 25, 1996
New York, New York

--------------------------------------------------------------------------------
     If your Shares are held in the name of a brokerage firm, bank nominee or other institution, only it can sign a proxy card with respect to your Shares. Accordingly, please contact the person responsible for your account and give instructions for a proxy card to be signed representing your Shares.
--------------------------------------------------------------------------------

If you have any questions about giving your proxy or require assistance, please contact our proxy solicitor at:

                               MORROW & CO., INC.
                                909 Third Avenue
                            New York, New York 10022
                                 (212) 754-8000

                          Call Toll-Free 1-800-662-5200

                                   [AVON LOGO]

                                    APPENDIX
                    (Pursuant to Rule 304 of Regulation S-T)

1. Page 14 contains a description in tabular form of a graph entitled "Performance Graph" which represents the comparison of the cumulative total stockholder return on the Company's Common Stock against the cumulative total return of the Standard and Poor's 500 Stock Index and the Industry Composite Index for the period of each of the years commencing December 31, 1990 and ending December 31, 1995, which graph is contained in the paper format of this Proxy Statement being sent to Stockholders.

                              AVON PRODUCTS, INC.

       PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

     The undersigned shareholder of Avon Products, Inc. (the "Company") hereby constitutes and appoints Ward M. Miller, Jr., C. Richard Mathews and Martin
P H. Michael, and each of them, as true and lawful attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to
R vote and act with respect to all shares of the Company's Common Stock, par value $.50 per share (the "Shares"), the undersigned could vote, and with
O all powers the undersigned would possess, if personally present, at the Annual Meeting of Shareholders of the Company to be held on May 2, 1996,
X    and at any adjournments or postponements thereof (the "Annual Meeting").

Y IF THIS PROXY IS PROPERLY EXECUTED, THE SHARES REPRESENTED HEREBY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE SHAREHOLDER. IF NO DIRECTION IS MADE, SUCH SHARES WILL BE VOTED FOR PROPOSALS 1 AND 2 (THE ELECTION AS DIRECTORS OF THE NOMINEES LISTED BELOW), FOR PROPOSAL NO. 3, FOR PROPOSAL 4 AND, IN THE DISCRETION OF THE PROXIES NAMED ABOVE, ON ALL OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

                       NOMINEES FOR ELECTION AS DIRECTORS

CLASS OF 1999: BRENDA C. BARNES, CHARLES S. LOCKE, ANN S. MOORE AND
               JAMES E. PRESTON
CLASS OF 1998: EDWARD T. FOGARTY AND CHARLES R. PERRIN

Instruction for Cumulative Voting for each Class listed above: Unless otherwise specified in the space provided below, this proxy shall authorize the proxies listed above to cumulate all votes which the undersigned is entitled to cast at the Annual Meeting for, and to allocate such votes among, one or more of the nominees for the Class of 1999 listed above and separately, for the Class of 1998 listed above, as such proxies shall determine, in their sole and absolute discretion, in order to maximize the number of such nominees elected to each such class of Avon's Board of Directors. To specify a method of cumulative voting, write "Cumulate For" and the number of Shares and the name(s) of the nominee(s) in the space provided below.

                                                                     SEE REVERSE
                                                                         SIDE
--------------------------------------------------------------------------------

                                      AVON

                         ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 2, 1996
                                   10:00 A.M.
                                 THE GRAND SALON
                               AT THE ESSEX HOUSE
                             160 CENTRAL PARK SOUTH
                               NEW YORK, NEW YORK


[X] PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2, 3 AND 4.

1. PROPOSAL 1
   Election of Directors to the Class of 1999 (see reverse).

     [ ] FOR    [ ] WITHHELD

_________________________________________________________________________
To withhold authority for any nominee(s) for the Class of 1999, write the name(s) of such nominee(s) in the space provided above.


2. PROPOSAL 2
   Election of Directors to the Class of 1998 (see reverse).

     [ ] FOR  [ ] WITHHELD

_________________________________________________________________________
To withhold authority for any nominee(s) for the Class of 1998, write the name(s) of such nominee(s) in the space provided above.


3. PROPOSAL 3
    Amendment of Certificate of Incorporation; Stock Split.

     [ ] FOR  [ ] AGAINST  [ ] ABSTAIN


4. PROPOSAL 4
   Ratification of the appointment of Coopers & Lybrand as Avon's independent accountants.

     [ ] FOR  [ ] AGAINST  [ ] ABSTAIN


                PLEASE SIGN, DATE AND MAIL YOUR PROXY PROMPTLY!

Please sign exactly as name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


              ---------------------------------------------------

              ---------------------------------------------------
              SIGNATURE(S)                DATE


THIS PROXY REVOKES ALL PRIOR DATED PROXIES. THE SIGNER HEREBY ACKNOWLEDGES RECEIPT OF AVON'S PROXY STATEMENT DATED MARCH 25, 1996.

                               AVON PRODUCTS, INC.
                   EMPLOYEE SAVINGS AND STOCK OWNERSHIP PLAN
                     CONFIDENTIAL VOTING INSTRUCTIONS CARD

To: Chase Manhattan Bank, N.A. as Trustee (the "Trustee") under the Avon
    Products, Inc. Employee Savings and Stock Ownership Plan (the "Avon Savings Plan").

     THE PROXY FOR WHICH YOUR INSTRUCTIONS ARE REQUESTED IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF AVON PRODUCTS, INC. (THE "COMPANY").

     The undersigned, as a participant in the Avon Savings Plan, hereby directs
P Chase Manhattan Bank, N.A., as Trustee, to appoint Ward M. Miller, Jr., C. Richard Mathews and Martin H. Michael, and each of them, with full power of
R substitution and resubstitution, to vote and act with respect to all shares of the Company's Common Stock, par value $.50 per share (the "Shares"),
O credited to the undersigned's Savings Plan account, at the Annual Meeting of Shareholders of the Company to be held on May 2, 1996, and at any
X    adjournments or postponements thereof (the "Annual Meeting").

Y The Avon Savings Plan provides that participants may instruct the Trustee as to the manner in which the Avon Shares held by it for their accounts shall be voted at shareholders' meetings. The enclosed Notice of Annual Meeting of Shareholders and Proxy Statement for the Annual Meeting is being provided to you by the Trustee under the Avon Savings Plan. In order to instruct the Trustee in the voting of your Avon Savings Plan shares, you must fill in the reverse side of this Confidential Voting Instructions Card, and date, sign and return the card to the Trustee in the enclosed envelope so that it is received by April 29, 1996.

     Unless your card is received by April 29, 1996, and unless you have specified your directions, your shares cannot be voted by the Trustee. Please date and sign on the reverse side.

                       NOMINEES FOR ELECTION AS DIRECTORS

CLASS OF 1999: BRENDA C. BARNES, CHARLES S. LOCKE, ANN S. MOORE AND
               JAMES E. PRESTON
CLASS OF 1998: EDWARD T. FOGARTY AND CHARLES R. PERRIN

Instruction for Cumulative Voting for the Class listed above: Unless otherwise specified in the space provided below, these voting instructions shall authorize the Trustee to authorize the proxies listed above to cumulate all votes which the undersigned is entitled to cast at the Annual Meeting for, and to allocate such votes among, one or more of the nominees for the Class of 1999 listed above, and separately, for the Class of 1998 listed above, as such proxies shall determine, in their sole and absolute discretion, in order to maximize the number of such nominees elected to each such class of Avon's Board of Directors. To specify a method of cumulative voting, write "Cumulate For" and the number of Shares and the name(s) of the nominee(s) in the space provided below.

                                                                     SEE REVERSE
                                                                         SIDE
--------------------------------------------------------------------------------
                                      AVON

                         ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 2, 1996
                                   10:00 A.M.
                                 THE GRAND SALON
                               AT THE ESSEX HOUSE
                             160 CENTRAL PARK SOUTH
                               NEW YORK, NEW YORK

[X] PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.

The Board of Directors recommends a vote FOR Proposals 1, 2, 3 and 4.

1. PROPOSAL 1
   Election of Directors to the Class of 1999 (see reverse).

     [ ] FOR    [ ] WITHHELD
_________________________________________________________________________
To withhold authority for any nominee(s) for the Class of 1999, write the name(s) of such nominee(s) in the space provided above.

2. PROPOSAL 2
   Election of Directors to the Class of 1998 (see reverse).

     [ ] FOR  [ ] WITHHELD
_________________________________________________________________________
To withhold authority for any nominee(s) for the Class of 1998, write the name(s) of such nominee(s) in the space provided above.

3. PROPOSAL 3
   Amendment of Certificate of Incorporation; Stock Split.

     [ ] FOR  [ ] AGAINST  [ ] ABSTAIN

4. PROPOSAL 4
   Ratification of the appointment of Coopers & Lybrand as Avon's independent accountants.

     [ ] FOR  [ ] AGAINST  [ ] ABSTAIN


                PLEASE SIGN, DATE AND MAIL YOUR PROXY PROMPTLY!

Please sign exactly as name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

              ---------------------------------------------------

              ---------------------------------------------------
              SIGNATURE(S)                DATE

THIS PROXY REVOKES ALL PRIOR DATED PROXIES. THE SIGNER HEREBY ACKNOWLEDGES RECEIPT OF AVON'S PROXY STATEMENT DATED MARCH 25, 1996.